EXHIBIT 10

HMN FINANCIAL, INC.

2017 EQUITY INCENTIVE PLAN

Restricted Stock Agreement
(Executives)

HMN Financial, Inc. (the “Company”), pursuant to its 2017 Equity Incentive Plan (the “Plan”), hereby grants to you, the Participant named below, an award of shares of the Company’s common stock whose vesting is subject to satisfaction of service-based conditions (the “Restricted Shares”). The terms and conditions of this Restricted Stock Award are set forth in this Restricted Stock Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term used but not defined in this Agreement will be defined as provided in the Plan, as it currently exists or as it is amended.

Full Name of Participant:
Number of Restricted Shares Granted:	Grant Date:
Vesting Schedule:
Vesting Dates	Number of Restricted Shares that Vest

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Restricted Stock Award.

PARTICIPANT:	HMN FINANCIAL, INC.

By:
Title:

HMN Financial, Inc.

2017 Equity Incentive Plan

Restricted Stock Agreement

Terms and Conditions

1.

Grant of Restricted Shares. The Company hereby grants to you, as of the Grant Date specified on the cover page of this Agreement and subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Restricted Shares specified on the cover page of this Agreement. Unless and until these Restricted Shares vest as provided in Section 4 below, they are subject to the restrictions specified in Section 3 of this Agreement.

2.

Delivery of Restricted Shares. As soon as practicable after the Grant Date, the Company will cause its transfer agent to either maintain a book entry account in your name reflecting the issuance of the Restricted Shares, or issue one or more stock certificates in your name evidencing the Restricted Shares. Any such stock certificate will be deposited with the Company or its designee, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry that reflects the issuance of such Restricted Shares will be subject to stop transfer instructions as provided in Sections 9(b) and 9(c). Your right to receive this Restricted Stock Award is conditioned upon your execution and delivery to the Company of any instruments of assignment that may be necessary to permit transfer to the Company of all or a portion of the Restricted Shares if such Restricted Shares are forfeited in whole or in part.

3.	Applicable Restrictions.

(a)          Beginning on the Grant Date, you shall have all rights and privileges of a stockholder of the Company with respect to the Restricted Shares except as follows:

(i)	Dividends and other distributions declared and paid with respect to the Restricted Shares before they vest shall be subject to Section 3(c).

(ii)

None of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered, subjected to a levy or attachment or disposed of before they vest other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or, if and to the extent permitted under the Plan, pursuant to a beneficiary designation submitted to the Company.

(iii)	All or a portion of the Restricted Shares may be forfeited under the circumstances specified in Section 6.

(b)          Any attempt to transfer or dispose of any Restricted Shares in a manner contrary to the transfer restrictions shall be void and of no effect.

(c)     Any dividends or distributions, including regular cash dividends, payable or distributable with respect to or in exchange for outstanding but unvested Restricted Shares, including any shares of Company common stock or other property or securities distributable as the result of any equity restructuring or other change in corporate capitalization described in Section 16 of the Plan, shall be delivered to, retained and held by the Company subject to the same restrictions, vesting conditions and other terms of this Agreement to which the underlying unvested Restricted Shares are subject. At the time the underlying Restricted Shares vest, the Company shall deliver to you (without interest) the portion of such retained dividends and distributions that relate to the Restricted Shares that have vested. You agree to execute and deliver to the Company any instruments of assignment that may be necessary to permit transfer to the Company of all or any portion of any dividends or distributions subject to this Section 3(c) that may be forfeited.

4.	Vesting of Restricted Shares.

(a)     Scheduled Vesting. If you remain a Service Provider to the Company (or any Affiliate) continuously from the Grant Date specified on the cover page of this Agreement, then the Restricted Shares will vest in the number(s) and on the date(s) specified in the Vesting Schedule on the cover page of this Agreement.

(b)     Accelerated Vesting. Notwithstanding Section 4(a), the Restricted Shares will vest in full upon the earlier to occur of (i) the termination of your Service to the Company and its Affiliates because of your death or Disability, or (ii) a Change in Control that occurs while you continue to be a Service Provider.

5.

Release of Unrestricted Shares. Upon the vesting of Restricted Shares and the corresponding lapse of the transfer restrictions, and after the Company has determined that all conditions to the release of unrestricted Shares to you, including compliance with all applicable legal requirements, have been satisfied, it shall release to you the unrestricted Shares, as evidenced by issuance to you of a stock certificate without restrictive legend, by electronic delivery of such Shares to a brokerage account designated by you, or by an unrestricted book-entry registration of such Shares with the Company’s transfer agent.

6.

Forfeiture of Restricted Shares. Subject to Section 4(b), if your Service to the Company or any Affiliate terminates before all of the Restricted Shares have vested, or if you attempt to transfer Restricted Shares in a manner contrary to the transfer restrictions, you will immediately forfeit all unvested Restricted Shares. Any Restricted Shares that are forfeited shall be returned to the Company for cancellation.

7.

83(b) Election. You may make and file with the Internal Revenue Service an election under Section 83(b) of the Code with respect to the grant of the Restricted Shares hereunder, electing to include in your gross income as of the Grant Date the Fair Market Value of the Restricted Shares as of the Grant Date. You shall promptly provide a copy of such election to the Company. If you make and file such an election, you shall make such arrangements in accordance with Section 8 as are satisfactory to the Committee to provide for the timely payment of all applicable withholding taxes.

8.

Withholding Taxes. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy any federal, state, local or foreign withholding taxes that may be due as a result of the receipt or vesting of Restricted Shares, and the Company may defer the release to you of any and all unrestricted Shares until you have made arrangements acceptable to the Company for payment of all such withholding taxes in accordance with the provisions of Section 14 of the Plan. If you wish to satisfy some or all of such withholding tax obligations by delivering Shares you already own or by having the Company retain a portion of the unrestricted Shares that would otherwise be released to you, you must notify the Company prior to vesting of the Restricted Shares.

9.	Restrictive Legends and Stop-Transfer Orders.

(a)

Legends. Any certificate or certificates representing the Restricted Shares will bear the following legend (as well as any legends required by applicable state and federal corporate and securities laws) noting the existence of the restrictions set forth in this Agreement:

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE PARTICIPANT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(b)

Stop-Transfer Notices. You agree that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)

Refusal to Transfer. The Company will not be required (i) to transfer on its books any Shares subject to this Agreement that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the such Shares will have been so transferred.

10.

No Right to Continued Service or Future Awards. This Agreement awards Restricted Stock to you, but does not impose any obligation on the Company to make any future grants or issue any future awards to you or otherwise continue your participation under the Plan. This Agreement will not give you a right to continued Service with the Company or any Affiliate, and the Company may terminate your Service and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

11.

Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive upon the Company and you. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

12.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and any successor or assignee of the Company.

13.	Choice of Law. This Agreement is entered into under the laws of the State of Delaware and will be construed and interpreted thereunder (without regard to its conflict-of-law principles).

14.

Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the issuance and delivery of the Restricted Shares and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance and delivery of these Restricted Shares and the administration of the Plan.

15.

Amendment and Waiver. Except as provided in the Plan, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.

16.

Participant’s Rights Limited. You acknowledge that the Company and its Affiliates are subject to the supervisory authority of the Office of the Comptroller of the Currency (the “OCC”) as well as additional or successor financial regulators. Accordingly, the Company and its Affiliates may be bound by, and are subject to compliance with, any applicable order, rule or regulation of, memorandum of understanding with, or directive or consent, approval or no objection requirement of, the OCC or other supervisory authority or financial regulator.

US.116186126.01

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